Exhibit 6.3

DELMAR BANCORP

2014 STOCK PLAN

1.             Purpose of the Plan. The purpose of this 2014 Stock Plan (the “Plan”) is to advance the interests of the Company by providing directors and selected key employees of the Company and its Affiliates with the opportunity to acquire Shares. By encouraging stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility; to provide additional incentive to directors and key employees of the Company and its Affiliates to promote the success of the business as measured by the value of its Shares; and generally to increase the commonality of interests among directors, key employees, and other shareholders.

2.             Definitions. In this Plan:

(a)           Adjusted Net Operating Income” means the Company’s net income available to common shareholders (including restricted stock expense) as calculated under accounting principles generally accepted in the United States of America, adjusted to exclude the adjusted cost of Preferred Stock.  The adjusted cost of Preferred Stock shall be equal to the cost to redeem the Preferred Stock (including deferred dividends and interest) at the beginning of the measurement period minus the cost to redeem it at the end of the measurement period.

(b)           “Adjusted Tangible Common Equity” shall mean the Company’s stockholders’ equity minus preferred equity.  Preferred equity shall mean the cost to redeem Preferred Stock (including deferred dividends and interest).

(c)            “Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company as such terms are defined in Section 424(e) and (f), respectively, of the Code.

(d)           “Agreement” means a written agreement entered into in accordance with Section 5(c).

(e)            “Awards” means awards of shares of Restricted Stock, unless the context clearly indicates a different meaning.

(f)            “Bank” means The Bank of Delmarva.

(g)            “Bank Board” means the Board of Directors of the Bank.

(h)           “Bank Director” means a member of the Bank Board.

(i)             “Board” means the Board of Directors of the Company.

(j)            “Change in Control” means any one of the following events occurring after the Effective Date: (1) any consolidation, merger, share exchange, or similar transaction relating to the Company, or pursuant to which shares of the Company’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of the Company’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, (2) any sale of all or substantially all of the assets of the Company, other than a transfer of assets to a related person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the US Treasury Regulations, (3) the exercise of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (4) where over a twelve month period, a majority of the members of the Board are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board in office prior to such appointment or election. For purposes of this subsection only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.  The decision of the Committee as to whether a Change in Control has occurred shall be conclusive and binding. A Change in Control does not include acquisition of ownership or control of voting securities of the Company by an employee benefit plan sponsored by the Company or; acquisition of voting securities by the Company through share repurchase or otherwise; or acquisition by an exchange of voting securities with a successor to the Company in a reorganization, such as a reincorporation, that does not have the purpose or effect of significantly changing voting power or control. The decision of the Committee as to whether a change in control has occurred is conclusive and binding, subject to the terms of the Plan.

(k)           “Code” means the Internal Revenue Code of 1986, as amended to date or hereafter.

(l)             “Committee” means the Governance Committee of the Board.

(m)          “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(n)           “Company” means Delmar Bancorp, a Maryland corporation.

(o)           “Continuous Service” means the absence of any interruption or termination of service as an Employee of the Company or an Affiliate or as a member of the Board and/or Bank Board.  Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor.

(p)           “Director” means a member of the Board.

(q)           “Effective Date” means the date specified in Section 14 hereof.

(r)            “Employee” means any person employed by the Company or by an Affiliate.

(s)            “Independent Director” means an independent director as defined for purposes other than audit committee service in the listing standards and regulations of The NASDAQ Stock Market, or if the Company’s Common Stock is primarily traded on a national securities exchange other than The NASDAQ Stock Market (including any level or submarket thereof), then the listing standards and regulations of such other national securities exchange.  Not in limitation of the foregoing, all Independent Directors must be Non-Employee Directors.

(t)            “Just Cause” has the meaning set forth for “cause,” “just cause” or similar phrase, in any unexpired employment or severance agreement between the Participant and the Company and/or any Affiliate, or, in the absence of any such agreement, means termination because of (in the Board’s sole discretion) the Participant’s personal dishonesty, moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than misdemeanor traffic violations or similar offenses) or final cease-and-desist order.

(u)           “Market Value” means the fair market value of the Common Stock, determined as herein provided. If the Common Stock is listed on a national securities exchange (including The NASDAQ Stock Market) on the date in question (or if the date in question is not a trading day on the first trading day thereafter), then the Market Value per Share shall be not less than the last reported selling price on such exchange on such date, or if there were no sales on such date, then the Market Value per Share shall be not less than the mean between the closing bid and asked prices on such date. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be not less than the mean between the closing bid and asked price on such date (or if the date in question is not a trading day on the first trading day thereafter).  If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion in a manner consistent with the rules prescribed under Section 422 of the Code.  .

(v)           “Non-Employee Director” means any member of the Board who, at the time discretion under the Plan is exercised, is a “Non-Employee Director” within the meaning of Rule 16b-3.

(w)           “Outstanding Shares” means the total shares of Common Stock which have been issued and which (a) are not held as treasury shares, and (b) have not been cancelled or retired by the Company.

(x)           “Participant” means any person who receives an Award pursuant to the Plan.

(y)           “Performance Based Award” means an Award, the vesting or retention of which is subject to or based upon Performance Based Conditions.

(z)            “Performance Based Conditions” means the specific corporate, divisional, or individual performance or achievement standards or goals set forth in an Agreement.

(aa)         “Permanent and Total Disability” mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

(bb)         “Plan” means the Delmar Bancorp 2014 Stock Plan.

(cc)         “Preferred Stock” means, collectively, the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

(dd)         “Restricted Stock” means Common Stock that is subject to forfeiture, restrictions against transfer, specific Performance Based Conditions, or other conditions or restrictions set forth in an Agreement.

(ee)          “Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(ff)          “Share” means one share of Common Stock.

(gg)         “Subject Shares” means Shares subject to an Award granted pursuant to this Plan.

(hh)         “Transaction” means: (i) the liquidation or dissolution of the Company; (ii) a merger, consolidation, share exchange or similar transaction in which the Company is not the surviving entity; or (iii) the sale or disposition of all or substantially all of the Company’s assets.

3.             Term of the Plan.  The Plan shall continue in effect for a term beginning on the Effective Date and ending on June 30, 2018, unless sooner terminated pursuant to Section 13.  No Award may be granted under the Plan after December 31, 2017.

4.             Shares Subject to the Plan.  Except as otherwise required by the provisions of Section 8, the aggregate number of Shares that may be delivered upon the vesting of Awards shall be 405,805. Subject Shares may either be authorized but unissued Shares or Shares held in treasury to the extent allowed by Maryland law. If Awards should expire, be forfeited for any reason without having been become vested in full, the Subject Shares shall be available for the grant of additional Awards under the Plan to Employees who were not previously Participants in the Plan, who became Employees subsequent to adoption of the Plan or who were promoted to positions of increased responsibility subsequent to adoption of the Plan, provided that such awards shall be subject to the same performance criteria as is set forth in Section 6, and no awards shall vest after 2017.

5.             Administration of the Plan.

(a)           Composition of the Committee.  The Plan shall be administered by the Governance Committee of the Board (the “Committee”).  In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board.  Notwithstanding the foregoing, at any time when any class of security of Company is traded on any national securities exchange or on the automated inter-dealer quotation system of national securities association, or the Company is otherwise subject to listing requirements comparable to those provided in Rule 10A-3 under the Securities Exchange Act of 1934, then: (i) all members of the Committee shall be Independent Directors; and (ii) In the absence at any time of a duly appointed Committee, the Plan shall be administered by the members of the Board who are Independent Directors.  The members of the Committee shall serve at the pleasure of the Board.

(b)           Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion: (i) to select Participants and grant Awards; (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Plan, including but not limited to Performance Based Conditions of Performance Based Awards, which need not be identical among Participants granted Awards at the same time, and to determine whether shares of Restricted Stock subject to Awards will be issued as of the date of grant, subject to forfeiture if the Performance Based Conditions for vesting are met, or if such shares will be issued only following satisfaction of such Performance Based Conditions; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; and (v) to make other determinations necessary or advisable for the administration of the Plan, provided however, that Awards shall at a minimum be subject to the conditions set forth in Section 6(a).

The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time.  A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

(c)           Agreement.  Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee.  Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement.  The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.  In particular, the Committee shall set forth in each Agreement: (i) the manner, time and rate (cumulative or otherwise) of vesting of such Award; and (ii) the Performance Based Conditions and other restrictions or conditions, if any, to be placed upon such Award, or upon Shares which may be issued upon vesting of such Award. The Chairman of the

Committee and such other officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

(d)           Effect of the Committee’s Decisions.  All decisions, determinations, and interpretations of the Committee shall be final and conclusive on all persons affected thereby. The Committee’s determination whether a Participant’s Continuous Service has ceased, the effective date thereof, and whether a Performance Based Condition shall have been met in the event of the death or Permanent and Total Disability shall be final and conclusive on all persons affected thereby.

(e)           Indemnification.  In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder, to the full extent provided for under the Company’s Articles of Incorporation or Bylaws with respect to the indemnification of Directors.

6.             Restricted Stock.

The Committee, in its sole discretion, may grant Awards of Restricted Stock to Directors or Employees of the Company or an Affiliate.  Any Share of Restricted Stock which is the subject of an Award shall be subject to the following terms and conditions, and otherwise to such other terms and conditions as are either applicable generally to Awards, or prescribed by the Committee in the applicable Agreement.

(a)           Performance Based Conditions — General.

(1)           Initial Awards under the Plan shall be made no later than April 30, 2014;

(2)           Initial Awards shall be subject to vesting in four equal installments as of December 31, 2014, 2015, 2016 and 2017;

(3)           Except for Awards to Employees performing compliance, audit or financial functions, for whom the Board may (but need not) establish Performance Based Conditions as it may in its discretion determine in accordance with Section 6(b), each installment of an Award may vest only as follows:

(A) 100% of the each annual Award installment shall vest if the Company has a ratio of Adjusted Net Operating Income to Adjusted Tangible Common Equity of 8.8%, 9.3%, 10.4% and 11.0% or more for the calendar years ended 2014, 2015, 2016 and 2017, respectively; or

(B) 80% of each annual Award installment shall vest if the Company has a ratio of Adjusted Net Operating Income to Adjusted Tangible Common Equity of at least 8.0%, 8.5%, 9.5% and 10.0%, but less than the amount set forth in (a)(3)(A) for the calendar years ended 2014, 2015, 2016 and 2017, respectively.

(C) No portion of an annual Award installment subject to the conditions in this Section 6(a)(3) may vest if the Company has a ratio of Adjusted Net Operating Income to Adjusted Tangible Common Equity of less than the amount set forth in Section 6(a)(3)(B) for the applicable year.

(4)           Any portion of an Award Installment which does not vest shall be forfeited.

(5)           Awards shall provide for the issuance of Shares only upon the achievement of the conditions and restrictions at upon the achievement of the Performance Based Conditions, subject to earlier vesting as provided herein.

(6)           The determination as to whether any financial metric or Performance Based Condition shall have been satisfied may be made, in the discretion of the Committee, based upon the Company’s audited financial statements for the year then ended, as adjusted in accordance with Section 2(a).  Participants shall not be entitled to receive any payment or compensation for any delay in the determination of whether a Performance Based Condition shall have been satisfied, except for adjustments under Section 8 hereof.

(b)           Performance Based Conditions — Other Awards.  In connection with Awards to Employees performing compliance, audit or financial functions, in no event may the Performance Based Condition measurement period be less than one calendar year.

(c)           Vesting upon Death or Permanent and Total Disability. The Committee shall set forth in the Agreement the percentage of an Award, if any, which shall vest in the Participant in the event of death or Permanent and Total Disability prior to the satisfaction of the conditions and restrictions applicable to an Award.

(d)           Acceleration of Vesting. Notwithstanding the conditions or restrictions imposed on an Award, as set forth in any Agreement, the Committee may waive any conditions or restrictions, if the Committee concludes that it is in the best interests of the Company to do so, provided that any such actions not done in connection with a Change in Control or the death, Permanent and Total Disability, or termination of employment of a Participant shall not be effective unless specifically approved or ratified by the affirmative votes of the holders of a majority of the Common Stock present or represented and entitled to vote at a meeting duly held on date no later than the next annual meeting of shareholders.

(e) Ownership; Voting.  (i) Where stock certificates are issued in respect of Awards of Restricted Stock which are subject to forfeiture if the Performance Based Award standards or goals or other conditions or restrictions are not satisfied, such certificates shall be registered in the name of the Participant, whereupon the Participant shall become a shareholder of the Company with respect to such Restricted Stock and shall, to the extent not inconsistent with express provisions of the Plan, have all the rights of a shareholder, including but not limited to the right to vote and to receive all dividends paid on such Shares, and the certificates shall be deposited with the Company or its designee, together with a stock power endorsed in blank, and the following legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture:

“The transferability of this certificate and the shares of stock represented thereby are subject to the terms and conditions (including forfeiture) contained in the Delmar Bancorp 2014 Stock Plan, and an agreement entered into between the registered owner and Delmar Bancorp. Copies of such Plan and Agreement are on file in the offices of the Secretary of Delmar Bancorp.”

(ii) Where an Award of Restricted Stock is subject to issuance upon the achievement of Performance Based Award standards or goals or other conditions or restrictions, no certificates shall be issued until satisfaction of such conditions to which the Award is subject. Upon the satisfaction of conditions to receipt of the Shares subject to an Award, the Company shall deliver to the Participant, or the legal representative of the Participant’s estate, or if the personal representative of the Participant’s estate shall have assigned the estate’s interest in the Award, to the person or persons to whom his rights shall have passed by assignment pursuant to his will or to the laws of descent and distribution, stock certificates reflecting the Shares as to which Performance Based Conditions shall have been satisfied.

(f) Forfeiture of Restricted Stock. Any Shares of Restricted Stock which are not vested in the Participant or for which the restrictions have not been satisfied during the applicable performance period shall be forfeited and cancelled without compensation, and shall thereafter not be considered to be Outstanding Shares.

7.             Conditions Upon Issuance of Shares.

(a)           Compliance with Securities Laws.  Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed. The Plan is intended to comply with Rule 16b-3, and any provision of the Plan that the Committee determines in its sole and absolute discretion to be inconsistent with said Rule shall, to the extent of such inconsistency, be inoperative and null and void, and shall not affect the validity of the remaining provisions of the Plan.

(b)           Special Circumstances.  The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares.  As a condition to the issuance of shares subject to an Award, the Company may require the Participant (or permitted successor) to make such representations and warranties as the Committee determines may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law, and the Company may suspend issuances under the Plan until any required registration is achieved or an exemption therefrom is available.

(c)           Committee Discretion.  The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal, to establish repurchase rights or both of these restrictions.

(d)           Construction; Compliance with 409A, Delay in Payment. It is intended and anticipated that this Plan and Awards hereunder shall not be subject to, or shall be in accordance with, 409A of the Code and the regulations and administrative guidance promulgated thereunder (“Section 409A”), and thus avoid the imposition of any excise tax and interest on Participants pursuant to Section 409A(a)(1)(B) of the Code, as a result of the grant, award,  vesting or lapse of restrictions of any Award, and this Plan shall be interpreted and construed consistent with this intent. Notwithstanding anything to the contrary contained herein, any Award or vesting, issuance or payment of an Award hereunder or any Agreement that is considered “nonqualified deferred compensation” that is to be made to a Participant while such Participant is a “specified employee,” in each case as defined and determined for purposes of Section 409A, within six months following such Participant’s “separation from service” (as determined in accordance with Section 409A), then to the extent that such Award, vesting, issuance or payment of an Award is not otherwise permitted under Section 409A such that it would be exempt from the excise tax thereunder, such Award, vesting, issuance or payment of an Award shall be delayed and shall be effected on the first business day of the seventh calendar month following the Participant’s separation from service, or, if earlier upon Participant’s death.  Notwithstanding anything to the contrary contained herein, the Company shall have no liability whatsoever to any Participant or any other person in the event that any Award vesting, issuance or payment of an Award is determined to be subject to, and is not in compliance with, Section 409A.

8.             Effect of Changes in Control and Changes in Common Stock Subject to the Plan.

(a)                                 Effects of Change in Control.

(1)         Notwithstanding the provisions of any Award that provides for its vesting in installments, or subject to satisfaction of Performance Based Conditions, all Awards shall be immediately fully vested upon a Change in Control.

(2)         In the event there is a Transaction, all outstanding Awards shall be surrendered.  With respect to each Award so surrendered, the Board of Directors shall in its sole and absolute discretion, and without the individual consent of a Participant, determine whether the holder of each Award so surrendered shall receive—

(A)                               for each Share then subject to an outstanding Award, an Award for the number and kind of shares (or amount of cash or other property, or combination thereof) into which each Outstanding Share (other than Shares held by dissenting shareholders) is changed or exchanged; or

(B)                               the number and kind of shares (or amount of cash or other property, or combination thereof) into which each Outstanding Share (other than Shares held by dissenting shareholders) is changed or exchanged in the Transaction that are equal in market value to the Market Value on the date on which the Company entered into the Transaction of the Shares subject to the Award; or

(C)                               a cash payment (from the Company or the successor corporation), in an amount equal to the Market Value on the date on which the Company entered into the Transaction of the Shares subject to the Award.

(b)           Recapitalizations; Stock Splits, Etc.  The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.  In the event that any such adjustment would result in a Participant being entitled to receive a fractional Share, then upon such adjustment, the number of Shares which may be acquired upon vesting of such Award shall be rounded down to the next whole share, and such fraction cancelled, and the Participant shall not be entitled to any payment, compensation or alternative award in lieu thereof.

(c)           Conditions and Restrictions on New, Additional, or Different Shares or Securities.  If, by reason of any adjustment made pursuant to this Section, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares issued pursuant to the Award before the adjustment was made.

(d)           Other Issuances.  Except as expressly provided in this Section, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number or class of Shares subject Awards or reserved for issuance under the Plan.

9.             Non-Transferability of Awards.    Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, prior to the vesting of the Subject Shares.

10.          Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Award and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonably prompt period after the date of such grant.

11.          Effective Date. The Plan shall be effective as of February 11, 2014, the date on which the Plan was initially approved by the Board.

12.          Modification of Awards.  At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Award. Regardless of any other provision of this Plan or an Agreement, neither the Board or the Committee may reprice (as defined under rules of the New York Stock Exchange or The NASDAQ Stock Market) any Award unless the repricing is approved in advance by the shareholders of the Company.

13.          Amendment and Termination of the Plan.  The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

14.          Reservation of Shares. The Company, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

15.          Withholding Tax. The Company’s obligation to deliver Shares upon vesting of Awards (or such earlier time that the Participant makes an election under Section 83(b) of the Code) shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations.  The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold Shares, or to deliver to the Company Shares that he already owns, having a value equal to the amount required to be withheld.  The value of Shares to be withheld, or delivered to the Company, shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined.  As an alternative, the Company may, at its election and in its discretion, retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

16.          No Employment or Other Rights.  In no event shall a Director’s or Employee’s eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Director or Employee or any other party to continue service with the Company or any Affiliate of such corporations.  No Director or Employee shall have a right to be granted an Award or, having received an Award, the right to be granted an additional Award.

17.          Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Maryland, except to the extent that federal law shall be deemed to apply.